UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2023

ARCTURUS THERAPEUTICS HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38942	32-0595345
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10628 Science Center Drive, Suite 250

San Diego, California 92121

(Address of principal executive offices)

Registrant’s telephone number, including area code: (858) 900-2660

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	ARCT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02. Termination of a Material Definitive Agreement.

On March 14, 2023, the Loan and Security Agreement, dated as of October 12, 2018 (as amended and supplemented, the “Western Alliance Agreement”) by and between Arcturus Therapeutics, Inc. (“Arcturus Therapeutics”), a wholly-owned subsidiary of Arcturus Therapeutics Holdings, Inc. (the “Company” and together with Arcturus Therapeutics, “Arcturus”), and Western Alliance Bank, an Arizona corporation (“Western Alliance”), was terminated (the “Termination”) upon the receipt by Western Alliance of a payoff amount of approximately $7.36 million from Arcturus. The Western Alliance Agreement provided for a collateralized term loan in the aggregate principal amount of up to $15 million, with interest at a floating rate ranging from 1.25% to 2.75% above the prime rate and a maturity date of October 30, 2023. The payoff amount was made by Arcturus to Western Alliance from available cash on hand, pursuant to a payoff letter, and included payment of (i) approximately $7.02 million in principal and interest, (ii) $300,000 fee payable upon prepayment as a result of prior FDA approval of an IND, (iii) $35,000 in prepayment charges and (iv) de minimis amounts for various operational fees. Arcturus has been released from all liens under the Western Alliance Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arcturus Therapeutics Holdings Inc.
Date: March 17, 2023

	By:	/s/ Joseph E. Payne
	Name:	Joseph E. Payne
	Title:	Chief Executive Officer